UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2009

NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32421	91-1671412
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1875 Explorer Street, Suite 1000 Reston, Virginia (Address of principal executive offices)	20190 (Zip Code)
Registrant’s telephone number, including area code: (703) 390-5100
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 8, 2009, NII Holdings, Inc. (the “Company”) and Steven M. Shindler, our Executive Chairman, with the approval of the compensation committee of our board, entered into an employment agreement in which the Company and Mr. Shindler agreed to terms relating to his responsibilities and compensation arrangements in connection with the transition of certain of Mr. Shindler’s duties to Steven P. Dussek, our Chief Executive Officer, and to other members of our executive team. The employment agreement has a term of one year that commences on July 1, 2009 and is renewable for successive one year periods thereafter. The parties agreed to provide at least 90 days’ notice of any proposed nonrenewal of the employment agreement.
     Under the terms of the employment agreement, Mr. Shindler will continue to serve as our Executive Chairman and as a member of our Board of Directors, and will continue to participate in all other compensation plans and benefits available to our executive officers. Effective July 1, 2009, Mr. Shindler’s compensation arrangements will be modified to provide for an annual base salary of $250,000. Mr. Shindler will continue to participate in our annual bonus plan with Mr. Shindler’s bonus for 2009 based on his salary level as in effect on January 1, 2009, pro rated for six months, at a bonus target of 80 percent of salary. Any bonus will be paid on the same criteria and at the same time in 2010 as other senior executive management bonuses are paid or, if earlier, March 1, 2010. Mr. Shindler will also continue to be covered under the NII Holdings, Inc. Severance Plan and the NII Holdings, Inc. Change of Control Severance Plan.
     The employment agreement provides that stock option grants and awards of restricted stock previously made to Mr. Shindler pursuant to our 2004 equity plan shall vest in accordance with their existing vesting schedules so long as Mr. Shindler continues to be employed by the Company or serve as a member of the Company’s Board of Directors. The employment agreement further provides that if Mr. Shindler’s employment ends prior to the end of the employment term for reasons other than (i) his voluntary resignation (for reasons other than a Company breach) or (ii) termination by the Company “for cause” or if his service on our Board of Directors ends for any reason other than his resigning or choosing not to stand for re-election, all options and awards of restricted stock that would have vested during the employment term and any then in progress Board term shall immediately vest and become exercisable. The employment agreement further provides that the agreements pursuant to which the stock options were granted to Mr. Shindler shall be amended to permit an exercise period of 90 days after the latest of (i) June 30, 2010, (ii) the date his service ends, or (iii) such longer period as is permitted for other senior executives or members of the Board (but not beyond the original 10 year term of the options). All other terms of the stock options and restricted stock awards remain unchanged and in effect.
     A copy of the employment agreement with Mr. Shindler is included as Exhibit 10.1 to this report and is incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is being furnished pursuant to Item 5.02 above.

Exhibit No.	Description

10.1	Employment Agreement of Steven M. Shindler dated June 8, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC. (Registrant)
Dated: June 9, 2009	By:	/s/ Gary D. Begeman
Gary D. Begeman
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement of Steven M. Shindler dated June 8, 2009

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